EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-8 of our report dated December 29, 2016 with respect to the audited consolidated financial statements of All For One Media Corp. as of September 30, 2016 and 2015 and for the years then ended and our report dated October 11, 2016 with respect to the audited consolidated financial statements of All For One Media Corp. as of September 30, 2015 and for the year then ended. Our reports contain explanatory paragraphs regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 18, 2017